Exhibit 99.1

Rogers Corporation Announces Agreement to Acquire Curamik Electronics GmbH

Conference Call to Discuss Announcement Today at 4:00pm EST

ROGERS, Conn.--(BUSINESS WIRE)--January 3, 2011--On December 31, 2010, Rogers Corporation (NYSE: ROG) signed a definitive agreement to acquire 100% of the stock of Curamik Electronics GmbH, a manufacturer of power electronic substrate products headquartered in Eschenbach, Germany, for €116 million (subject to closing adjustments). The acquisition will be financed through a combination of borrowings under existing bank credit facilities and cash and is expected to close this week.

Curamik, founded in 1983, is the worldwide leader for development and production of direct copper bonded (DCB) ceramic substrate products used in the design of intelligent power management devices, such as Insulated Gate Bipolar Transistor (IGBT) modules. These devices enable a wide range of products including highly efficient industrial motor drives, wind and solar energy converters and hybrid electric vehicle drive systems. Most of Curamik’s products are manufactured using state-of-the-art automated processes in its facility located in Eschenbach, Germany.

Robert C. Daigle, Rogers’ Senior Vice President and Chief Technology Officer commented; “This is an exciting acquisition for Rogers. Curamik is a recognized market-leader in power electronic substrate products for the sustainable energy market. This acquisition is a significant complement to our existing power electronic product portfolio, which includes our Power Distribution Systems and Thermal Management Solutions businesses”.

Rogers' current strategy includes targeting three key strategic markets to drive its future success: sustainable energy, the internet, and mass transit. This acquisition is part of the Company’s plan to add new growth platforms in these targeted strategic markets as over 90% of Curamik’s sales serve these markets with the majority in the high growth sustainable energy market, primarily in Europe. Rogers expects to be able to significantly increase Curamik’s presence in both North America and Asia through Rogers’ existing infrastructure.

Robert D. Wachob, Rogers’ President and Chief Executive Officer commented; “Curamik fits Rogers’ strategy very well as they are both the market and technology leader in power electronic substrate products. I currently expect Curamik to add $115 to $125 million in sales and $0.20 to $0.30 in net earnings per diluted share to our results in 2011 and to provide significant opportunities for future growth as the markets Curamik participates in are projected to grow at approximately a 15% rate over the next several years”.

Rogers’ management will host a conference call today, Monday, January 3, 2011 at 4:00pm EST to discuss this announcement. To participate in the teleconference please call 1-800-574-8929 toll free in the U.S. or 1-973-935-8524 from outside the U.S. There is no pass code for the teleconference.

For interested parties who do not wish to ask questions, the call is being webcast live by Thomson Reuters and may be accessed through the Rogers website at http://www.rogerscorp.com/ir.

If you are unable to participate during the live teleconference, the call will be archived until Monday, January 10, 2011. The audio archive can be accessed by calling 1-800-642-1687 in the U.S. or 1-706-645-9291 from outside the U.S. The pass code for the audio replay is 27463582. To access the archived audio online, please visit the Rogers website and click on the webcast link.

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global technology leader in specialty materials and components that enable high performance and reliability of consumer electronics, power electronics, mass transit, sustainable energy, and telecommunications infrastructure. With more than 175 years of materials science and process engineering knowledge, Rogers provides product designers with solutions to their most demanding challenges. Rogers’ products include advanced circuit materials for high-speed digital, power amplifiers, antenna and radar systems; power electronics for high-voltage rail traction, hybrid-electric vehicles, wind and solar power conversion; and high performance foams for sealing and energy management in smart phones, aircraft and rail interiors, automobiles and apparel; and other advanced materials for diverse markets including defense, consumer products, and computers. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, Belgium, China, Germany, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement

Statements in this news release that are not strictly historical, including without limitation projections of the impact of the acquisition on Rogers sales and earnings, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the uncertainties and risks. These uncertainties and risks include, but are not limited to, the possibility that expected benefits of the acquisition may not materialize as expected, general economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like. Forward looking statements in this press release should be evaluated together with these as well as the other uncertainties that affect Rogers Corporation’s business, particularly those discussed in its 2009 Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of January 3, 2011 and Rogers undertakes no duty to update this information unless required by law.

CONTACT:
Investor Relations Contact:
Rogers Corporation
William J Tryon, 860-779-4037
Fax: 860-779-5509
william.tryon@rogerscorporation.com
www.rogerscorp.com